UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
 ☐ Soliciting Material Pursuant to §240.14a-2

BOX, INC.
(Name of Registrant as Specified In Its Charter)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Box, Inc. (the “Company”) is providing this supplemental information to update certain information on page 36 of the proxy statement the Company filed on May 20, 2024, regarding shares outstanding and available for grant under the Company’s current equity plans so that the presented information takes into account restricted stock units granted between April 30, 2024 and June 14, 2024.  No additional equity awards will be granted between June 14, 2024 and the annual meeting of stockholders to be held on July 2, 2024 (the “Annual Meeting”).

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Number of Shares Remaining under the Current 2015 Plan. As of June 14, 2024, 27,402,156 shares remained available for issuance under the Current 2015 Plan, representing approximately 16.9% of our outstanding Class A common stock, on an as-converted basis, as of such date. If our stockholders approve the Restated Plan, the number of shares that remain available for issuance under the Restated Plan as of the Restatement Date would be reduced to 9,000,000 shares, representing approximately 5.5% of our outstanding Class A common stock, on an as-converted basis, as of June 14, 2024.

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Overhang. As of June 14, 2024, 20,031,219 shares remained subject to outstanding equity awards, representing approximately 12.3% of our outstanding Class A common stock, on an as-converted basis, as of June 14, 2024. The following table includes information regarding outstanding equity awards under the 2011 Plan and Current 2015 Plan as of June 14, 2024 and no additional equity awards will be granted prior to the Annual Meeting. For this purpose, unearned PSUs were counted assuming target level performance, and earned PSUs were counted using actual performance achieved.

		2011 Plan	2015 Plan	2011 and 2015 Plan Total
	Total shares underlying outstanding stock options	347,498	1,027,385	1,374,883
	Weighted average exercise price of outstanding stock options	$14.05	$17.89	$16.92
	Weighted average remaining contractual life of outstanding stock options, in years	0.55	3.40	2.68
	Total shares underlying outstanding unvested RSUs and PSUs(1)	—	18,656,336	18,656,336
	Total outstanding equity awards	347,498	19,683,721	20,031,219
(1)	Unearned PSUs were counted assuming target level performance, and earned PSUs were counted using actual performance achieved.